Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ACI Worldwide, Inc.:

We consent to the use of our reports dated January 29, 2008 with respect to the consolidated balance sheets of ACI Worldwide, Inc. and subsidiaries (the Company) as of September 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2007, and the effectiveness of internal control over financial reporting as of September 30, 2007, which reports appear in ACI Worldwide, Inc.’s Form 10-K for the year ended September 30, 2007.

Our report, dated January 29, 2008, refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective October 1, 2005.

Our report dated January 29, 2008, on the effectiveness of internal control over financial reporting as of September 30, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of September 30, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph referring to identified material weaknesses in controls over revenue recognition and income taxes.

/s/ KPMG LLP

Omaha, Nebraska
June 10, 2008